Exhibit 99.1

FERRELLGAS PARTNERS REPORTS STRONG THIRD-QUARTER RESULTS;

RAISES ADJUSTED EBITDA GUIDANCE TO RECORD $285-$290 MILLION

OVERLAND PARK, KAN., June 9, 2014 (GLOBENEWSWIRE) —Ferrellgas Partners, L.P. (NYSE:FGP) today reported strong financial results for the fiscal 2014 third quarter ended April 30, with Adjusted EBITDA and gross profit reaching record levels.

Adjusted EBITDA improved to $99.8 million from $98.5 million in the year-earlier quarter. Distributable cash flow to equity investors was $75.7 million producing distributable cash flow coverage on the partnership’s quarterly distribution of 1.2x. Gross profit increased 3% to $230.5 million on anticipated margin improvement.

Reflecting the third-quarter performance and the establishment of midstream operations in May 2014, the partnership raised its fiscal 2014 Adjusted EBITDA guidance to a record $285 million to $290 million, up from previously provided guidance of $275 million to $285 million.  The partnership posted record Adjusted EBITDA of $272 million for fiscal 2013.

President and Chief Executive Officer Steve Wambold pointed out, “I am extremely pleased with the way our propane operations team performed during what proved to be a very challenging quarter.  While temperatures in the quarter were 5% colder than a year ago, the partnership contended with significant propane supply and infrastructure challenges that negatively impacted our efficiency metrics.  However, these same industry challenges provided the partnership the opportunity to acquire many new customers due to service failures experienced by other providers.”

Propane sales volumes for the quarter were 257.9 million gallons, slightly below a year ago, but consistent with planned levels.  This year’s winter heating season was more evenly spread over the partnership’s fiscal second and third quarters contrasted with last year, which was heavily concentrated in the fiscal third quarter.

Operating expense in the quarter was $113.9 million, compared to $107.2 million in the year-earlier quarter, primarily reflecting the increased cost associated with meeting customer demand while contending with seasonably cold temperatures and propane supply shortages. General and administrative expense decreased to $12.2 million from $13.4 million, but excluding the timing of performance-based incentives was materially in line with the prior-year quarter. Interest expense declined 9% to $20.2 million, reflecting the favorable long-term debt refinancing completed last fall.

Wambold further commented, “Blue Rhino posted a strong start to the grilling season this quarter, as sales transactions grew by more than 18% over prior year levels.  The partnership continued to experience increased sales transactions in May from its Blue Rhino brand and we believe that this positive momentum will continue throughout the summer grilling season.”

For the nine-month period ended April 30, Adjusted EBITDA improved to $262.6 million from $246.2 million a year ago, while distributable cash flow increased to $190.6 million from $180.3 million. Propane sales volumes grew 6%, exceeding planned levels on nationwide temperatures that were 6% colder than normal. Gross profit rose 7% to $642.9 million, driven by higher sales volumes and, to a lesser extent, margins that improved $0.01 per gallon.

On May 1, the partnership announced the acquisition of Sable Environmental, LLC and a related entity (“Sable”), a fast-growing privately held fluid logistics provider in the Eagle Ford Shale region of South Texas. The acquisition, which prompted the establishment of a midstream division, demonstrated the partnership’s commitment to strategic diversification and growth of cash flow.

On June 6, the partnership amended its secured credit facility to better facilitate its strategic focus on further business diversification.  Immediately following the amendment, the partnership increased the size of this facility from $500 million to $600 million providing increased liquidity for future acquisitions.

Wambold reported, “Sable’s management has hit the ground running, performing ahead of plan while capitalizing on growth opportunities.  In May, the partnership acquired a sixth salt water disposal site and began construction of a seventh site that will be operational in the fall of 2014 supporting the growth of our customer base.  The partnership estimates the Sable operations will contribute $25 million of Adjusted EBITDA in fiscal 2015.” He added, “The business development team is assessing numerous opportunities to expand these operations and to further diversify cash flows from other lines of business.  We look forward to further progress in this area in fiscal 2015.”

On May 5, Ferrellgas acquired Viking Propane, based in Madison, Calif., which enhances the partnership’s strong California presence, extending the service territory west of Sacramento. Viking represents the fourth retail propane acquisition in the current fiscal year that began August 1. Wambold observed, “The pipeline for propane acquisitions remains robust, and the partnership is confident it can increase its retail propane footprint not only through acquisitions, but also through organic growth.”

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia and Puerto Rico, and provides mainstream services to major energy companies in the United States. Ferrellgas employees indirectly own more than 21 million common units of the partnership through an employee stock ownership plan. More information about the partnership can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2013, the Form 10-Q for the quarter ended April 30, 2014 and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts:

Alan Heitmann, Investor Relations

alheitmann@ferrellgas.com or (816) 792-6879

Scott Brockelmeyer, Media Relations

scottbrockelmeyer@ferrellgas.com or (913) 661-1830

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FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	April 30, 2014	July 31, 2013

Current Assets:
Cash and cash equivalents	$134,397	$6,464
Accounts and notes receivable, net (including $230,798 and $130,025 of accounts receivable pledged as collateral at April 30, 2014 and July 31, 2013, respectively)	247,576	131,791
Inventories	110,721	117,116
Prepaid expenses and other current assets	37,496	25,608
Total Current Assets	530,190	280,979

Property, plant and equipment, net	584,991	589,727
Goodwill	253,331	253,362
Intangible assets, net	177,817	189,516
Other assets, net	43,540	42,444
Total Assets	$1,589,869	$1,356,028

LIABILITIES AND PARTNERS’ DEFICIT

Current Liabilities:
Accounts payable	$79,105	$49,128
Short-term borrowings	77,956	50,054
Collateralized note payable	155,000	82,000
Other current liabilities	129,124	121,102
Total Current Liabilities	441,185	302,284

Long-term debt (a)	1,205,370	1,106,940
Other liabilities	32,238	33,431
Contingencies and commitments	—	—

Partners’ Deficit:
Common unitholders (79,187,419 and 79,072,819 units outstanding at April 30, 2014 and July 31, 2013, respectively)	(39,292)	(28,931)
General partner unitholder (799,873 and 798,715 units outstanding at April 30, 2014 and July 31, 2013, respectively)	(60,467)	(60,362)
Accumulated other comprehensive income	9,848	1,697
Total Ferrellgas Partners, L.P. Partners’ Deficit	(89,911)	(87,596)
Noncontrolling Interest	987	969
Total Partners’ Deficit	(88,924)	(86,627)
Total Liabilities and Partners’ Deficit	$1,589,869	$1,356,028

(a)    The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $182 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE, NINE AND TWELVE MONTHS ENDED APRIL 30, 2014 AND 2013

(in thousands, except per unit data)

(unaudited)

	Three months ended		Nine months ended		Twelve months ended
	April 30		April 30		April 30
	2014	2013	2014	2013	2014	2013
Revenues:
Propane and other gas liquids sales	$625,117	$508,408	$1,796,786	$1,426,763	$2,109,290	$1,737,278
Other	97,000	94,612	210,044	198,031	248,213	229,291
Total revenues	722,117	603,020	2,006,830	1,624,794	2,357,503	1,966,569

Cost of product sold:
Propane and other gas liquids sales	422,256	313,207	1,232,516	903,100	1,421,677	1,099,743
Other	69,388	66,714	131,443	123,348	152,551	138,460

Gross profit	230,473	223,099	642,871	598,346	783,275	728,366

Operating expense (including $126 of severance charges for the twelve month period ended April 30, 2013)	113,923	107,188	333,632	309,221	434,470	409,227
Depreciation and amortization expense	20,913	20,896	61,771	62,522	82,593	83,524
General and administrative expense (including $166 of severance charges for the twelve month period ended April 30, 2013)	12,194	13,432	35,070	32,396	44,701	40,841
Equipment lease expense	4,638	4,098	12,978	11,848	17,113	15,650
Non-cash employee stock ownership plan compensation charge	3,710	2,824	10,389	12,673	13,485	15,394
Non-cash stock and unit-based compensation charge (a)	5,832	2,222	16,182	8,434	21,293	12,410
Loss on disposal of assets and other	1,732	3,337	3,426	5,728	8,119	9,711

Operating income	67,531	69,102	169,423	155,524	161,501	141,609

Interest expense	(20,189)	(22,084)	(64,372)	(67,138)	(86,379)	(89,488)
Loss on extinguishment of debt	—	—	(21,202)	—	(21,202)	—
Other income, net	225	185	498	517	546	775

Earnings before income taxes	47,567	47,203	84,347	88,903	54,466	52,896

Income tax expense	1,677	2,023	2,391	2,676	1,570	2,519

Net earnings	45,890	45,180	81,956	86,227	52,896	50,377

Net earnings attributable to noncontrolling interest (b)	505	499	950	997	694	676

Net earnings attributable to Ferrellgas Partners, L.P.	45,385	44,681	81,006	85,230	52,202	49,701

Less: General partner’s interest in net earnings	454	447	810	852	522	497

Common unitholders’ interest in net earnings	$44,931	$44,234	$80,196	$84,378	$51,680	$49,204

Earnings Per Unit
Basic and diluted net earnings per common unitholders’ interest	$0.57	$0.56	$1.01	$1.07	$0.65	$0.62

Weighted average common units outstanding	79,177.8	79,054.4	79,127.1	79,027.5	79,113.2	79,018.5

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Nine months ended		Twelve months ended
	April 30		April 30		April 30
	2014	2013	2014	2013	2014	2013

Net earnings attributable to Ferrellgas Partners, L.P.	$45,385	$44,681	$81,006	$85,230	$52,202	$49,701
Income tax expense	1,677	2,023	2,391	2,676	1,570	2,519
Interest expense	20,189	22,084	64,372	67,138	86,379	89,488
Depreciation and amortization expense	20,913	20,896	61,771	62,522	82,593	83,524
EBITDA	88,164	89,684	209,540	217,566	222,744	225,232
Loss on extinguishment of debt	—	—	21,202	—	21,202	—
Non-cash employee stock ownership plan compensation charge	3,710	2,824	10,389	12,673	13,485	15,394
Non-cash stock and unit-based compensation charge (a)	5,832	2,222	16,182	8,434	21,293	12,410
Loss on disposal of assets and other	1,732	3,337	3,426	5,728	8,119	9,711
Other income, net	(225)	(185)	(498)	(517)	(546)	(775)
Severance costs	—	—	—	—	—	292
Litigation accrual and related legal fees associated with a class action lawsuit	97	113	1,422	1,338	1,652	1,338
Net earnings attributable to noncontrolling interest (b)	505	499	950	997	694	676
Adjusted EBITDA (c)	99,815	98,494	262,613	246,219	288,643	264,278
Net cash interest expense (d)	(19,941)	(20,631)	(61,507)	(62,829)	(82,173)	(83,656)
Maintenance capital expenditures (e)	(4,762)	(3,466)	(13,345)	(10,996)	(17,419)	(15,522)
Cash paid for taxes	(225)	(43)	(403)	(88)	(865)	(752)
Proceeds from asset sales	785	1,850	3,267	8,013	5,234	9,441
Distributable cash flow to equity investors (f)	75,672	76,204	190,625	180,319	193,420	173,789
Distributable cash flow to general partner and non-controlling interest	1,513	1,524	3,813	3,606	3,868	3,476
Distributable cash flow to common unitholder	74,159	74,680	186,812	176,713	189,552	170,313
Less: Distributions paid	39,594	39,536	118,702	118,552	158,237	158,054
Distributable cash flow excess	$34,565	$35,144	$68,110	$58,161	$31,315	$12,259
Propane gallons sales
Retail - Sales to End Users	185,961	196,009	558,142	542,688	653,377	637,719
Wholesale - Sales to Resellers	71,963	71,113	233,664	202,396	294,715	258,237
Total propane gallons sales	257,924	267,122	791,806	745,084	948,092	895,956

(a)  Non-cash stock and unit-based compensation charges consist of the following:

	Three months ended		Nine months ended		Twelve months ended
	April 30		April 30		April 30
	2014	2013	2014	2013	2014	2013
Operating expense	$1,166	$422	$3,503	$1,726	$4,168	2,521
General and administrative expense	4,666	1,800	12,679	6,708	17,125	9,889
Total	$5,832	$2,222	$16,182	$8,434	$21,293	$12,410

(b)    Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(c)     Adjusted EBITDA is calculated as earnings before income tax expense, interest expense, depreciation and amortization expense, loss on extinguishment of debt, non-cash employee stock ownership plan compensation charge, non-cash stock and unit-based compensation charge, loss on disposal of assets and other, other income, net, severance costs, litigation accrual and related legal fees associated with a class action lawsuit and net earnings attributable to noncontrolling interest.  Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)    Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)     Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(f)      Management considers distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders.  Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow to equity investors or similarly titled measurements used by other corporations and partnerships.  Items added into our calculation of distributable cash flow to equity investors that will not occur on a continuing basis may have associated cash payments Distributable cash flow to equity investors may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.